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                                                                     Exhibit 3.1
                           CERTIFICATE OF AMENDMENT
                                    TO THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           METRO-GOLDWYN-MAYER INC.

     The undersigned, for the purpose of amending the Amended and Restated Certificate of Incorporation of Metro-Goldwyn-Mayer Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     FIRST: He is the Senior Executive Vice President and Secretary of the Corporation.

     SECOND: Article IV, Section 1 of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as follows:

               "SECTION 1.  Authorized Stock.  The Corporation shall be
                            -----------------
          authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which the Corporation shall have authority to issue is Five Hundred Twenty Five Million (525,000,000); the total number of shares of Preferred Stock shall be Twenty Five Million (25,000,000), and each such share shall have a par value of one cent ($0.01); and the total number of shares of Common Stock shall be Five Hundred Million (500,000,000), and each such share shall have a par value of one cent ($0.01)."

     THIRD: The foregoing amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on behalf of the Corporation as of this 19th day of July, 1999.

                                   By:  /s/ WILLIAM ALLEN JONES
                                        -----------------------
                                        William Allen Jones
                                        Senior Executive Vice President and
                                        Secretary